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EXHIBIT 10.15

PG&E CORPORATION
DEFINED CONTRIBUTION EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Effective as of January 1, 2013 (the “Effective Date”), PG&E Corporation adopted this Plan for the benefit of a select group of management or highly compensated employees of PG&E Corporation and its Participating Subsidiaries. This Plan was further amended effective September 17, 2013, with respect to certain vesting and deferral election provisions and effective June 3, 2019 to reflect incentive structures adopted in connection with PG&E Corporation’s and Pacific Gas and Electric Company’s voluntary petition filed on January 29, 2019 pursuant to chapter 11 of title 11 of the U.S. Bankruptcy Code. This Plan was further amended effective January 1, 2022 to reflect changes to officer categorization. The Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of ERISA.

Article 1 – Definitions

When used in this Plan, the following words, terms and phrases have the meanings given to them in this Article unless another meaning is expressly provided elsewhere in this document. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.

1.01    “Account” means the bookkeeping account established for each Eligible Employee as provided in Section 5.01 hereof.

1.02    “Aggregated Plan” means any arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-
1(c)(2).

1.03    “Board” means the Board of Directors of Company.
1.04    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.

1.05    “Committee” means the Compensation Committee of the Board, as it may be constituted from time to time.

1.06    “Company” means PG&E Corporation, a California corporation.

1.07    “Company Contribution” means a deemed contribution that is credited to an Eligible Employee’s Account in accordance with the terms of Article 2 hereof.

1.08    “Eligible Employee” means any individual who (i) was a participant in the SERP and elects to switch under the Pacific Gas and Electric Company Retirement Plan for Management Employees to a cash-balance formula pension benefit effective January 1, 2014, (ii) becomes an Officer with the title of Vice President, Senior Vice President, Executive Vice President, or higher of Company or a Participating Subsidiary on or after the Effective Date; or (iii) is an employee of Company or a Participating Employer, and is designated as a Plan Participant by the Chief Executive Officer of Company. Notwithstanding the forgoing, any individual who is a participant in the Excess Plan shall not become an Eligible Employee until January 1 of the calendar year after satisfying any of the criteria in (ii)-(iii) above. If an individual ceases to be an Officer with the title of Vice President, Senior Vice President, Executive Vice President, or higher or if his or her participation in this Plan is terminated by the Chief Executive Officer, then any accrued benefits will be handled in accordance with Article 6.

1.09    “Employer” means any entity that employs an Eligible Employee, whether that entity is the Company or any of the Participating Subsidiaries designated by the Plan Administrator.

1.10    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.11    “Excess Plan” means the Retirement Excess Plan of the Pacific Gas and Electric Company, as amended from time to time.

1.12    “Investment Fund” means each deemed investment vehicle which serves as a means to measure value, increases or decreases with respect to an Eligible Employee’s Account.

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1.13    “Participating Subsidiary” means a United States-based subsidiary of Company, which has been designated by the Plan Administrator as a Participating Subsidiary under this Plan and which has agreed to make payments or reimbursements with respect to its Eligible Employees pursuant to Section 11.04. At such times and under such conditions as the Plan Administrator may direct, one or more other subsidiaries of Company may become Participating Subsidiaries or a Participating Subsidiary may be withdrawn from the Plan. An initial list of the Participating Subsidiaries is contained in Appendix A to this Plan.

1.14     “Plan” means the PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan.

1.15    “Plan Year” means each calendar year during which the Plan is in effect

1.16    “SERP” means the Supplemental Executive Retirement Plan of PG&E Corporation, as amended from time to time.

1.17    “Salary” means only the gross amount of an Eligible Employee’s base salary as reflected in the payroll records of the applicable Employer. Salary shall not include amounts received by an employee after such employee ceases to be an Eligible Employee or prior to becoming an Eligible Employee. Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Eligible Employee pursuant to all qualified or nonqualified plans of the applicable Employer and shall be calculated to include amounts not otherwise included in the Eligible Employee’s gross income under Code Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by the Employers; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Eligible Employee. Without limiting the foregoing, “Salary” shall not include any amount paid pursuant to a disability plan or pursuant to a disability insurance policy or distributions from nonqualified deferred compensation plans, incentive payments of any kind, commissions, overtime, fringe benefits, or any non-cash benefit.

1.18    “Separation from Service” means a “separation from service” with Company and its
Affiliates within the meaning of Code Section 409A(a)(2)(A)(i) and related Treasury Regulations and other guidance, as determined by the Plan Administrator in its discretion.

1.19    “STIP Payment” means the gross amount of an Eligible Employee’s bonus under the annual cash Short-Term Incentive Plan or other short-term or annual performance-based cash incentive plan (e.g., the 2019 Key Employee Incentive Plan) adopted and maintained each year by Company or its Participating Subsidiaries. STIP Payments shall not include amounts received by an employee after such employee ceases to be an Eligible Employee or prior to becoming an Eligible Employee. For purposes of calculating benefits under the Plan, STIP Payment shall be calculated before reduction for compensation voluntarily deferred or contributed by the Eligible Employee pursuant to all qualified or nonqualified plans of the applicable Employer, and shall be calculated to include amounts not otherwise included in the Eligible Employee’s gross income under Code Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Eligible Employee.

1.20    “Valuation Date” means:

(1)For purposes of valuing Plan assets and Eligible Employees’ Accounts for periodic reports and statements, the date as of which such reports or statements are made; and

(2)For purposes of determining the amount of assets actually distributed to the Eligible Employee, his or her beneficiary, or an Alternate Payee (or available for withdrawal), a date that shall not be more than thirty business days prior to the date the check is issued to the Eligible Employee.

In any other case, the Valuation Date shall be the date designated by the Plan Administrator (in its discretion) or the date otherwise set forth in this Plan. In all cases, the Plan Administrator (in its discretion) may change the Valuation Date, on a uniform and nondiscriminatory basis, as is necessary or appropriate. Notwithstanding the foregoing, the Valuation Date shall occur at least annually.

Article 2 - Company Contributions

2.01    Company Contributions. Company will make a deemed contribution to each Eligible Employee’s Account in a percentage amount designated by the Committee, in its sole discretion, of the Eligible Employee’s Salary and STIP Payment, at the time that such Salary or STIP Payment is paid.

2.02    Excess Plan Participants. Company will make an additional deemed contribution to the Account of each Eligible Employee who was a participant in the Excess Plan on or after January 1, 2013. The amount of such contribution will be approximately equal to the difference between the amounts that the Eligible Employee could have

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received under the Plan if contributions, if any, under Section 2.01 had commenced upon satisfying any of the eligibility criteria in Section 1.08(ii)-(iii), and the amount actually accrued under the Excess Plan, in each case through December 31 of such year. Such payments shall be made only for the portion of the calendar year prior to the individual becoming an Eligible Employee. Such calculation shall be done at the Company’s discretion, using such assumptions and methodologies as determined by the Company in its sole discretion. Amounts provided pursuant to this Section will distributed in a lump-sum, in accordance with Section 6.01(2).
Article 3 - Vesting

3.01    Vesting of Company Contributions. Except as otherwise determined by the Plan Administrator in its sole discretion, and provided that the Eligible Employee has not Separated from Service (other than due to death), an Eligible Employee shall become one hundred percent (100%) vested in the Eligible Employee’s Account after completing at least three (3) cumulative years of service with any Employer(s). For this purpose, years of service shall be calculated on an elapsed-time, anniversary date of hire basis. “Years of cumulative service” shall include, without limitation, all service while an active participant in the Plan or in the SERP, including active service prior to any break in service. An Employee’s service will be deemed to continue while on approved leave of absence. If an Eligible Employee dies prior to both Separating from Service and satisfying the three-year vesting period, the Eligible Employee’s Account shall vest in full and be paid out in accordance with Section 6.05, below.

3.02    Amounts Not Vested. Subject to the foregoing, any amounts credited to an Eligible Employee’s Account that are not vested at the time of the Eligible Employee’s Separation from Service shall be forfeited.

Article 4 – Investment Funds

Although no assets will be segregated or otherwise set aside with respect to an Eligible Employee’s Account, the amount that is ultimately payable to the Eligible Employee with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds. The Plan Administrator, in its sole discretion, shall adopt (and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Eligible Employees’ Accounts. Such procedures generally shall provide that an Eligible Employee’s Account shall be deemed to be invested among the available Investment Funds in the manner elected by the Eligible Employee in such percentages and manner as prescribed by the Plan Administrator. In the event no election has been made by the Eligible Employee, such Account will be deemed to be invested in the Investment Funds designated by the Plan Administrator. Eligible Employees shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Plan Administrator shall prescribe. Anything to the contrary herein notwithstanding, an Eligible Employee may not reallocate Account balances between Investment Funds if such reallocation would result in a non-exempt Discretionary Transaction as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor to Rule 16b-3, as in effect when the reallocation is requested. The available Investment Funds shall be designated by the Plan Administrator and may be changed from time to time by the Plan Administrator at its discretion.

Article 5 - Accountings

5.01    Eligible Employees’ Accounts. At the direction of the Plan Administrator, there shall be established and maintained on the books of the Employer, a separate account for each Eligible Employee in order to reflect his or her interest under the Plan.

5.02    Investment Earnings. Each Eligible Employee’s Account shall initially reflect the value of his or her Account’s interest in each of the Investment Funds, deemed acquired with the amounts credited thereto. Each Eligible Employee’s Account shall also be credited (or debited) with the net appreciation (or depreciation), earnings and gains (or losses) with respect to the investments deemed made by his or her Account. Any such net earnings or gains deemed realized with respect to any investment of any Eligible Employee’s Account shall be deemed reinvested in additional amounts of the same investment and credited to the Eligible Employee’s Account.

5.03    Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Eligible Employees’ Accounts shall be determined by the Plan Administrator. The accounting methods or formulae selected by the Plan Administrator may be revised from time to time but shall conform to the extent practicable with the accounting methods used under the Plan.

5.04    Valuations and Reports. The fair market value of each Eligible Employee’s Account shall be determined as of each Valuation Date. In making such determinations and in crediting net deemed earnings and gains (or losses) in the Investment Funds to the Eligible Employees’ Accounts, the Plan Administrator (in its discretion) may employ such accounting methods as the Plan Administrator (in its discretion) may deem appropriate in order to fairly reflect the fair market values of the Investment Funds and each Eligible Employee’s Account. For this purpose, the Plan

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Administrator may rely upon information provided by the Plan Administrator or other persons believed by the Plan Administrator to be competent.

5.05    Statements of Eligible Employee’s Accounts. Each Eligible Employee shall be furnished with periodic statements of his or her interest in the Plan.

Article 6 - Distributions

6.01    Distribution of Account Balances.

(1)    Participants in SERP. Distribution of the balance credited to the Account of any Eligible Employee who was a participant in the SERP will be made according to the time and form provisions applicable to that Eligible Employee’s benefits under the SERP. Sections 6.01(2), 6.02, 6.03, 6.04 and 6.05 shall not apply to the Eligible Employees described above in this Section 6.01(1).

(2)    Other Eligible Employees. Except to the extent the Eligible Employee has elected otherwise under this Section 6 at the time of deferral, distribution of the balance credited to an Eligible Employee’s Account shall be made in a single lump sum as soon as reasonably practicable (but in any event within 90 days) following the date that is seven (7) months following Separation from Service.

(3)    DROs. In the case of an Alternate Payee (as defined in Section 7.01(1)), to the extent allowable under Code Section 409A, distribution shall be made as directed in a domestic relations order approved by the Plan Administrator, but only as to the portion of the Eligible Employee’s Account which the domestic relations order states is payable to the Alternate Payee.

6.02    Election of Installment Payments. In lieu of the single sum payment under Section 6.01, an Eligible Employee may elect in writing, on such form or in such other manner as it may prescribe, and file with the Plan Administrator an election that payment of amounts credited to the Eligible Employee’s Account be made in from 2 to 10 equal annual installments. Installment payments elected before September 17, 2013 will be considered separate payments for purposes of Code Section 409A. Installment payments will commence as soon as reasonably practicable (but in any event within 90 days) following the date that is seven (7) months following Separation from Service (“Benefit Commencement Date”), and subsequent installments will be paid on each anniversary of the Benefit Commencement Date thereof until all installments are paid. However, if during the installment payment period after the Benefit Commencement Date the Account balance plus the Eligible Employee’s interest in all other Aggregated Plans is less than the dollar limit set forth in Code Section 402(g)(1)(B) in the aggregate, the value of the remaining installments and such other interest(s) may be accelerated by written election of the Plan Administrator and subsequently paid as a lump sum at the sole discretion of the Plan Administrator, except to the extent that would result in a violation of Code Section 409A. Notwithstanding anything in this Section 6.02 to the contrary, if the Eligible Employee’s vested Account balance on the Benefit Commencement Date is less than $50,000, and prior to September 17, 2013 the Eligible Employee elected pursuant to this Section 6.02 to receive payment in installments, then the distribution election described in this Section 6.02 shall be disregarded and the Eligible Employee’s entire vested Account balance shall be paid in a lump sum distribution as described in Section 6.01(2) above.

6.03    Timing of Elections.

(1)General Rule. The election described in Section 6.02 shall be made no later than December 31 of the calendar year immediately preceding the calendar year in which the Salary or STIP Payment commences to be earned that is the basis of the Company Contribution for which an election is being made, in accordance with such procedures established by the Company in its sole discretion.

(2)Initial Eligibility. Notwithstanding Section 6.03(1), an Eligible Employee that is newly eligible to participate in the Plan (or in any Aggregated Plan) must make an election regarding whether distributions shall be made in a lump-sum or installments, as provided in Section 6.02. Such election must be made within thirty (30) days after he or she first becomes an Eligible Employee (or within such other earlier deadline as may be established by the Company, in its sole discretion) but only with respect to Company Contributions attributable to Salary and STIP Payments that are paid with respect to services performed after such election is made; provided, however, that for this purpose only such thirty (30) day period shall begin to run on the date that the Eligible Employee first becomes eligible to participate in this Plan (or, if earlier, any Aggregated Plan). In the event an Eligible Employee fails to timely make such election, Section 6.01(2) shall apply. Notwithstanding anything to the contrary herein, no Company Contributions shall be earned or made to a newly Eligible Employee’s Account with respect to service performed prior to the earlier of (1) the day after the Eligible Employee returns an initial election pursuant to Section 6.03(2) or (2) 31 days after the individual first qualifies as an Eligible Employee.

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(3)Performance-Based Compensation. Notwithstanding Section 6.03(1), with respect to             STIP Payments that qualify as “Performance-Based Compensation,” the Company may, in         its sole discretion, permit an election pertaining to Company Contributions attributable to         such Performance-Based Compensation to be made no later than six (6) months before the         end of the performance service period and in accordance with Code Section 409A. For this         purpose, “Performance-Based Compensation” shall be compensation, the payment or             amount of which is contingent on pre-established organizational or individual performance         criteria, which satisfies the requirements of Code Section 409A.

6.04    Change in Distribution Election. An Eligible Employee may change a distribution election previously made pursuant to Section 6.02 only in accordance with the rules under Code Section 409A. Generally, a subsequent election pursuant to this Section 6.04: (1) cannot take effect for twelve (12) months, (2) must occur at least twelve (12) months before the first scheduled payment, and (3) must defer a previously elected distribution at least five (5) additional years. The Plan Administrator may establish additional rules or restrictions on changes in distribution elections.

6.05    Death Distributions. If an Eligible Employee dies before the balance of his or her Account has been distributed (whether or not the Eligible Employee had previously had a Separation from Service), the Eligible Employee’s Account shall be distributed in a single lump sum to the beneficiary designated or otherwise determined in accordance with Section 6.07, as soon as practicable the date of death (but in any event within 90 days after the date of death).

6.06    Effect of Change in Eligible Employee Status. If an Eligible Employee ceases to be an Eligible Employee but does not experience a Separation from Service, the balance credited to his or her Account shall continue to be credited (or debited) with appreciation, depreciation, earnings, gains or losses under the terms of the Plan and shall be distributed to him or her at the time and in the manner set forth in this Section 6.

6.07    Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee, or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction. If no guardian, committee, or other representative has been appointed, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act (or similar law of another state) or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent’s spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Plan Administrator from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of Company with respect to any benefit so paid.

6.08    Beneficiary Designations. Each Eligible Employee may designate, in a signed writing delivered to the Plan Administrator, on such form or in such other manner as it may prescribe, one or more beneficiaries to receive any distribution which may become payable under the Plan as the result of the Eligible Employee’s death. Such an Eligible Employee may designate different beneficiaries at any time by delivering a new designation in like manner. Any designation shall become effective only upon its receipt by the Plan Administrator, and the last effective designation received by the Plan Administrator shall supersede all prior designations. If such an Eligible Employee dies without having designated a beneficiary or if no beneficiary survives that Eligible Employee, that Eligible Employee’s Account shall be payable to the beneficiary or beneficiaries designated or otherwise determined under the PG&E Corporation Retirement Savings Plan or any predecessor qualified retirement plan sponsored by Company or any of its subsidiary companies.

6.09    Undistributable Accounts. Each Eligible Employee and (in the event of death) his or her beneficiary shall keep the Plan Administrator advised of his or her current address. If the Plan Administrator is unable to locate the Eligible Employee or beneficiary to whom an Eligible Employee’s Account is payable under this Section 6, the Eligible Employee’s Account shall be frozen as of the date on which distribution would have been completed in accordance with this Section 6, and no further appreciation, depreciation, earnings, gains or losses shall be credited (or debited) thereto. Company shall have the right to assign or transfer the liability for payment of any undistributable Account to the Eligible Employee’s former Employer (or any successor thereto).

6.10    Plan Administrator Discretion. Within the specific time periods described in this Section 6, the Plan Administrator shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

Article 7 - Domestic Relations Orders

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7.01    Domestic Relations Orders. The Plan Administrator shall establish written procedures for determining whether a domestic relations order purporting to dispose of any portion of an Eligible Employee’s Account is a domestic relations order within the meaning of Section 414(p) of the Code that is acceptable to the Plan (a “DRO”).

(1)No Payment Unless a DRO. No payment shall be made to any person designated in a domestic relations order (an “Alternate Payee”) until the Plan Administrator (or a court of competent jurisdiction reversing an initial adverse determination by the Plan Administrator) determines that the order is a DRO. Payment shall be made to each Alternate Payee as specified in the DRO.

(2)Time of Payment. Payment may be made to an Alternate Payee in the form of a lump sum, at the time specified in the DRO, but no earlier than the date the DRO determination is made by the Plan.

(3)Hold Procedures. Notwithstanding any contrary Plan provision, prior to the receipt of a domestic relations order, the Plan Administrator may, in its sole discretion, place a hold upon all or a portion of an Eligible Employee’s Account for a reasonable period of time (as determined by the Plan Administrator in accordance with Code Section 409A) if the Plan Administrator receives notice that (a) a domestic relations order is being sought by the Eligible Employee, his or her spouse, former spouse, child or other dependent, and (b) the Eligible Employee’s Account is a source of the payment under such domestic relations order. For purposes of this Section 7.01, a “hold” means that no withdrawals, distributions, or investment transfers may be made with respect to an Eligible Employee’s Account. If the Plan Administrator places a hold upon an Eligible Employee’s Account pursuant to this Section 7.01, it shall inform the Eligible Employee of such fact.

Article 8 - Tax Withholding

Each Eligible Employee shall be responsible for FICA taxes on amounts credited to his or her Account under Section 2. Without limiting the foregoing, the applicable Employer shall have the right to withhold such amounts from other payments due to the Eligible Employee. Company Contributions will not be reduced to cover Eligible Employees’ FICA tax liabilities.

The applicable Employer, as applicable, will withhold from other amounts owed to an Eligible Employee or require the Eligible Employee to remit to Employer, as applicable, an amount sufficient to satisfy federal, state and local tax withholding requirements with respect to any Plan benefit or the vesting, payment or cancellation of any Plan benefit.

Article 9 - Administration of the Plan

9.01    Plan Administrator. The Employee Benefit Committee of Company is hereby designated as the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Plan Administrator delegates to the most senior human resource officer for Company, or his or her designee, the authority to carry out all duties and responsibilities of the Plan Administrator under the Plan. The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan.

9.02    Powers of Plan Administrator. The Plan Administrator shall have all discretion and powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the power to interpret the provisions of the Plan and to determine, in its sole discretion, any question arising under, or in connection with the administration or operation of, the Plan.

9.03    Decisions of Plan Administrator. All decisions of the Plan Administrator and any action taken by it in respect of the Plan and within the powers granted to it under the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Article 10 - Modification or Termination of Plan

10.01 Employers’ Obligations Limited. The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. Company at any time may, by appropriate amendment of the Plan, or suspend Company Contributions , with or without cause.

10.02    Right to Amend or Terminate. The Board of Directors, acting through the Committee, reserves the right to alter, amend, or terminate the Plan, or any part thereof, in such manner as it may determine, for any reason whatsoever.

(1)Limitations. Any alteration, amendment, or termination shall take effect upon the date indicated in the document embodying such alteration, amendment, or termination, provided that no such alteration or amendment shall divest any portion of an Account that is then vested under the Plan.

(2)Appendices. Notwithstanding the above, the Plan Administrator may amend the Appendices in its discretion.

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10.03    Effect of Termination. If the Plan is terminated, the balances credited to the Accounts of the Eligible Employees affected by such termination shall be distributed to them at the time and in the manner set forth in Section 6; provided, however, that the Plan Administrator, in its sole discretion, may authorize accelerated distribution of Eligible Employees’ Accounts to the extent provided in Treasury Regulation Sections 1-409A-3(j)(4)(ix) (A) (relating to terminations in connection with certain corporate dissolutions), (B) (relating to terminations in connection with certain change of control events), and (C) (relating to general terminations).

Article 11 - General Provisions

11.01    Inalienability. Except to the extent otherwise directed by a domestic relations order which the Plan Administrator determines is a DRO (as defined in Section 7.01) or mandated by applicable law, in no event may either an Eligible Employee, a former Eligible Employee or his or her spouse, beneficiary or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution, or other legal process.

11.02    Rights and Duties. Neither the Employers nor the Plan Administrator shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted, or suffered in good faith.

11.03    No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan nor any action of any Employer or Plan Administrator, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any Employee at any time, with or without cause or advance notice.

11.04.    Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by Company for itself and its Participating Subsidiaries, and the costs of the Plan may be equitably apportioned by the Plan Administrator among Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer. Each Participating Subsidiary shall be responsible for making benefit payments pursuant to the Plan on behalf of its Eligible Employees or for reimbursing Company for the cost of such payments, as determined by Company in its sole discretion. In the event the respective Participating Subsidiary fails to make such payment or reimbursement, and Company does not exercise its discretion to make the payment on such Participating Subsidiary’s behalf, participation in the Plan by the Eligible Employees of that Participating Subsidiary shall be suspended in a manner consistent with Code Section 409A. If at some future date, the Participating Subsidiary makes all past-due payments and reimbursements, plus interest at a rate determined by Company in its sole discretion, the suspended participation of its Eligible Employees eligible to participate in the Plan will be recognized in a manner consistent with Code Section 409A. In the event the respective Participating Subsidiary fails to make such payment or reimbursement, an Eligible Employee’s (or other payee’s) sole recourse shall be against the respective Participating Subsidiary, and not against Company. An Eligible Employee’s participation in the Plan shall constitute agreement with this provision.

11.05    Applicable Law. The provisions of the Plan shall be construed, administered, and enforced in accordance with the laws of the State of California and, to the extent applicable, ERISA. The Plan is intended to comply with the provisions of Code Section 409A. However, Company makes no representation that the benefits provided under the Plan will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to the benefits provided under the Plan or to mitigate its effects on any deferrals or payments made under the Plan.

11.06    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

11.07    Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

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APPENDIX A
PARTICIPATING SUBSIDIARIES
(As of January 1, 2013)

– Pacific Gas and Electric Company
– All U.S. subsidiaries of PG&E Corporation or the above-named corporation(s)